As submitted to the Securities and Exchange Commission on September 6, 2017

Registration No. 333-[●]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eHi Car Services Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Unit 12/F, Building No. 5, Guosheng Center, 388 Daduhe Road
Shanghai, 200062
The People’s Republic of China
(8621) 6468-7000

(Address and telephone number of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474

(Name, address, and telephone number of agent for service)

Copies to:

Portia Ku

Eric Sibbitt
Vincent Lin
O’Melveny & Myers LLP
37/F Plaza 66, 1266 Nanjing Road W
Shanghai, 200040
People’s Republic of China
(8621) 2307-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to Genereal Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit			Proposed maximum aggregate offering price			Amount of registration fee
Primary Offering of Class A common shares, par value US$0.001 per share(1)		(3)			(4)	US$	30,000,000	(5)	US$	3,477	(5)
Secondary Offering of Class A common shares, par value US$0.001 per share, underlying ADSs(1)(2)	20,000,000	(6)	US$	4.77	(7)	US$	95,400,000	(7)	US$	11,057
Total						US$	125,400,000		US$	14,534

(1)	Includes Class A common shares underlying American depositary shares, or ADSs, that may be offered by us or the selling shareholders to be referred to in a prospectus supplement. ADSs issuable upon deposit of the Class A common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No.333-199819). Each American depositary share represents two Class A common shares.
(2)	Includes Class A common shares issuable upon the automatic conversion of Class B common shares.
(3)	An indeterminate aggregate initial offering price or number of Class A common shares is being registered as may be sold from time to time at indeterminate prices, with the aggregate initial offering price not to exceed $30,000,000.
(4)	The proposed maximum aggregate offering price of each Class A common share will be determined from time to time by the registrant in connection with the issuance by the registrant of the Class A common shares registered hereunder and is not specified pursuant to the Note 2 of the Notes to the “Calculation of Registration Fee” Table (“Fee Table”) of Form F-3 under the Securities Act of 1933, as amended.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate offering price of all Class A common shares sold by the registrant from time to time pursuant to this registration statement exceed $30,000,000.
(6)	Up to 20,000,000 Class A common shares may be sold from time to time pursuant to this registration statement by the selling shareholders to be named in a prospectus supplement in connection with such offering. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also includes additional Class A common shares issuable upon stock splits, stock dividends or similar transactions.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the proposed maximum offering price per share shown is the average of the high and low selling prices of the ADSs on September 5, 2017 as reported on the New York Stock Exchange, adjusted to take account of the fact that each ADS represents two Class A common shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 6, 2017

PROSPECTUS

eHi Car Services Limited

$30,000,000 of Class A Common Shares and American Depositary Shares Representing Class A Common Shares

10,000,000 American Depositary Shares Representing 20,000,000 Class A Common Shares Offered by Selling Shareholders

We may from time to time in one or more offerings offer and sell up to $30,000,000 of our Class A common shares, including Class A common shares represented by American depositary shares, or ADSs.

In addition, from time to time, the “selling shareholders” to be named in a prospectus supplement may offer and sell up to an aggregate of 20,000,000 of our Class A common shares, Class A common shares underlying our ADSs and Class A common shares issuable upon conversion of Class B common shares, as well as such ADSs, held by them. The selling shareholders may sell these securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of these securities by the selling shareholders.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus or in such prospectus supplement before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers and agents; or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 40 of this prospectus.

We have two classes of common shares: Class A common shares and Class B common shares. Holders of Class A common shares and Class B common shares have the same rights except for certain voting and conversion rights. Each holder of Class A and Class B common shares is entitled to one vote on all matters upon which the common shares are entitled to vote on a show of hands or, on a poll, each holder of Class A common shares is entitled to have one vote for each Class A common share registered in his name on the register of members, and each holder of Class B common shares is entitled to have ten votes for each Class B common share registered in his name on the register of members. Each Class B common share is convertible into one Class A common share at any time by the holder thereof. Class A common shares are not convertible into Class B common shares under any circumstances. Class B common shares will automatically convert into the same number of Class A common shares (i) if the total number of the issued and outstanding Class B common shares is less than 5% of the total number of issued and outstanding common shares, in which case all Class B common shares will be converted, or (ii) upon any transfer of Class B common shares by a holder thereof to any person or entity which is not an affiliate of the original holder, in which case only the Class B common shares transferred will be converted. See "Description of Share Capital—Common Shares—Conversion."

ADSs representing our Class A common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “EHIC.”

Investing in our securities involves a high degree of risk. For a description of the risks that you should consider before buying the securities, see “Risk Factors” beginning on page 5, in any applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference in this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2017.

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell the securities described herein. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where such offer is not permitted.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell from time to time the securities described in this prospectus having a maximum aggregate public offering price of $30,000,000 in one or more offerings. In addition, the selling shareholders may offer and sell from time to time up to an aggregate of 20,000,000 of our Class A common shares, Class A common shares underlying our ADSs and Class A common shares issuable upon conversion of Class B common shares, as well as such ADSs, held by them in one or more offerings. We will not receive any proceeds from the sale of such securities by the selling shareholders. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Also, each time the selling shareholders offer these securities, we will prepare a prospectus supplement containing specific information about that particular offering. Any prospectus supplement we file may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described in the sections under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Except where the context otherwise requires and for purposes of this prospectus only:

•	“we,” “us,” “our company,” “our” and “eHi” refer to eHi Car Services Limited, a Cayman Islands company, and its predecessor entities and its subsidiaries;

•	“ADSs” refers to our American depositary shares, each of which represents two of our Class A common shares, and “ADRs” refer to American depositary receipts, which, if issued, evidence our ADSs;

•	“China” or “PRC” refer to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau;

•	“RMB” or “Renminbi” refer to the legal currency of China, and “$,” “dollars,” “US$” or “U.S. dollars” refers to the legal currency of the United States; and

•	“shares” or “common shares” refer to our Class A and Class B common shares, par value US$0.001 per share.

Forward-Looking Statements

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “aim,” “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “is/are likely to,” “is projected to,” “may,” “plan,” “potential,” “will” or other similar expressions. The forward-looking statements included in this prospectus and the documents incorporated by reference herein relate to, among others:

•	our growth strategies and initiatives and our business plans;

•	the anticipated growth of our business;

•	our future business development, results of operations and financial condition;

•	factors that may affect our future revenues and expenses;

•	the future growth of our industry as a whole;

•	trends and competition in our industry; and

•	economic, regulatory, operating conditions and demographic trends in China.

You should read thoroughly this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein with the understanding that our actual future results may be materially different including worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. In addition, factors that could cause or contribute to such differences include, but are not limited to those discussed in the section titled “Risk Factors”. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements made in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein relate only to events or information as of the respective date on which the statements were made. All forward-looking statements included in this prospectus, any applicable prospectus supplement or in the documents incorporated by reference herein that are attributable to us or other parties or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Enforceability of Civil Liabilities

We are an exempted company incorporated in the Cayman Islands with limited liability. The Cayman Islands and other jurisdictions have different bodies of securities laws from the United States and protections for investors may differ.

Substantially all of our current operations are conducted in the PRC, and substantially all of our assets are located in the PRC. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States, and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against us or such persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Grandall Law Firm (Shanghai), our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and/or the PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. There are currently no treaties or reciprocal agreements made between the Cayman Islands and the PRC or the United States that allow enforcement of foreign judgments without having to commence proceedings in the Cayman Islands.

Grandall Law Firm (Shanghai) has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country or region where the judgment is made or on principle of reciprocity between jurisdictions. The PRC does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Accordingly, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. In addition, it will be difficult for U.S. shareholders to originate actions against us in the PRC because we are incorporated under the laws of the Cayman Islands and it is difficult for U.S. shareholders, by virtue of holding our ADSs or common shares, to establish a factual connection to the PRC and it is uncertain whether a PRC court would be competent to have the subject matter jurisdiction.

Our Company

We are a leading car rental and car services provider in China facing both individual customers as well as corporate and institutional clients. Since our establishment, we have focused on investing in our infrastructure and technology, which enables us to benefit from increasing economies of scale. We believe we are well positioned for future growth as a leader in the highly fragmented China car rental and car service industry, which we believe is poised for consolidation.

Since our establishment, we have focused on investing in our infrastructure and technology, which enables us to benefit from increasing economies of scale. We believe that our broad geographic coverage, efficient fleet management, leading brand name, complementing business model and innovative services differentiate ourselves from major competitors and build a solid foundation for our long-term success.

Our one-stop comprehensive services include the following:

•	Car rentals. We provide self-drive car rental services to both individual customers and corporate and institutional clients to meet their travel, leisure, business and ground transportation needs. Our short-term car rentals have a term of less than one year and are primarily provided to individual customers on an hourly, daily, weekly or monthly basis. Our long-term car rentals have a term of one year or longer and are primarily provided to corporate and institutional clients. As of June 30, 2017, our car rental fleet included 50,334 vehicles of over 200 models primarily from major automobile manufacturers. In 2016 and the six months ended June 30, 2017, we derived approximately 78.9% and 79.4% of our net revenues from car rentals, respectively.

•	Car services. We provide chauffeured car services primarily to corporate and institutional clients, including many Global Fortune 500 companies in China. Our car services include routine services such as airport pickup and drop-off, inter-office transfers and other business transportation needs, as well as event-driven activities such as conventions, promotional tours and special events. We generally enter into long-term framework agreements with our corporate and institutional clients pursuant to which our vehicles and chauffeur services are provided by different subsidiaries under separate contracts. In July 2015, we began to cooperate with certain mobile car hailing service providers and increased our transaction volume through Ctrip platform to provide car services to individual customers. With 3,455 vehicles and 3,147 drivers as of June 30, 2017, our car services were offered, by us and our contracted service providers, in 198 major cities across China with a focus on first-tier cities including Beijing, Shanghai, Guangzhou and Shenzhen. In 2016 and the six months ended June 30, 2017, we derived approximately 21.1% and 20.6% of our net revenues from car services, respectively.

Our principal executive offices are located at Unit 12/F, Building No. 5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, the People’s Republic of China, and our telephone number is +86-21-6468-7000. Our principal website address is http://www.1hai.cn. The information on our website does not form a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017.

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks and discussion of risks set forth under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on April 27, 2017, risk factors and other information discussed in the applicable prospectus supplement or relevant free writing prospectus and the other documents we have incorporated by reference in this prospectus, including the section entitled “Item 3. Key Information—D. Risk Factors” in future Annual Reports on Form 20-F that summarize the risks that may materially affect our business, before making an investment in our securities. If any of the foregoing risks materialize, our business, results of operations and financial condition could be materially and adversely affected, and you may lose all or part of your investment in our securities. Please see the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Risks Related to Our Business and Industry

Restrictive covenants contained in the agreements governing our indebtedness may impose restrictions on our business, and failure to comply with these restrictions may adversely affect our liquidity, financial condition and result of operations.

We are subject to financial and other restrictive covenants in our various debt related documents, including agreements governing our arrangements with various financing companies and entered into connection with our December 2018 Notes and August 2022 Notes. We will also be subject to restrictive covenants under the indentures governing the notes. Financial covenants, include limitations on our ability to incur additional indebtedness and liens, sell or dispose of certain assets, pay or distribute dividends, redeem or repurchase share capital, make certain capital contributions or investments, merge or consolidate with or acquire other companies, change the nature of our business, enter into derivative transactions, amend our charter documents and make loans.

Failure to meet any financial covenants or to comply with any other restrictive covenants in our current or future debt agreements may lead to a default by us under the terms of these agreements and entitle lenders to terminate their commitments to lend to us, where applicable, declare all outstanding indebtedness thereunder to be immediately due and payable and require us to pay accrued and unpaid interest at higher interest rates, as the case may be. Furthermore, any event or default or acceleration of payment under any of such debt agreements may trigger cross-default or cross-acceleration provisions in other agreements governing our indebtedness. If lenders accelerate the repayment of our borrowings, we may not have sufficient cash to timely repay the borrowings and we may not be able to find alternative financing, and any repayment may disrupt our cash flow and liquidity plans. Even if we could obtain alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us. Additionally, we have provided collateral under certain credit facilities. If we cannot repay these borrowings, lenders may take ownership of such collateral granted to them or choose to enforce their security rights thereunder. As a result, we may lose access to our assets pledged as collateral and be unable to engage in certain business activities or finance future operations or capital needs, and our business, financial condition and results of operations would be materially and adversely affected.

We face risks related to liabilities resulting from the use of our vehicles by our customers.

We are exposed to claims for personal injury or death and property damage as a result of automobile accidents involving vehicles driven by our customers or chauffeured car services provided by our drivers or third-party service providers outsourced by us. We depend on our staff, customers and, in some cases, third-party operators, for pre-rental inspections in order to identify any apparent or potential damage or safety concerns with the vehicles. However, if a customer uses a car that has worn tires or some mechanical or other problem, including a manufacturing defect, which contributed to a motor vehicle accident that results in a death or property damage, we may still be a defendant of the claims for the alleged liabilities of the accident and the damage resulting from it. Furthermore, according to the PRC Torts Law, when the driver of a rental car who is not the owner of the vehicle is held liable for a traffic accident, liability will first be covered by the insurance company providing the compulsory traffic accident insurance of the vehicle, and the driver shall be responsible for the portion not covered by the compulsory traffic accident insurance. However, since judicial proceedings determining the cause of a motor vehicle accident can be lengthy and costly, and the results of such proceedings may be uncertain, we may not be successful in defending ourselves each time such an incident occurs. If a significant number of such claims cannot be resolved, our reputation could suffer.

In addition, we face risks that customers renting our cars for commercial use may not have all requisite permits and/or licenses or meet all requisite regulatory requirements, which may subject us to fines and other administrative actions. We have been fined by the relevant local government authorities due to the situation that some customers used our cars to conduct transport business without permits, in which case we have claimed repayment of such fines from such customers.

Our auditor, like other independent registered public accounting firms operating in China, is not inspected by the Public Company Accounting Oversight Board and, as such, investors may be deprived of the benefits of such inspection.

Our independent registered public accounting firm that issued the audit reports included in this prospectus supplement, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China, is currently not inspected by the PCAOB. In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance, which established a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of independent registered public accounting firms operating in China which registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections and lose confidence in our reported financial information and procedures and the quality of our financial statements.

Risks Related to Doing Business in China

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds from the offerings of any securities to make loans or additional capital contributions to our PRC operating subsidiaries.

We raised gross proceeds of approximately US$134.0 million from a private placement of common shares in May 2015 and June 2015; US$200.0 million in aggregate principal amount from issuing the December 2018 Notes in December 2015, and US$400.0 million in aggregate principal amount from issuing the August 2022 Notes in August 2017. As an offshore holding company, our ability to make loans or additional capital contributions to our PRC operating subsidiaries is subject to PRC regulations and approvals and there are restrictions for us to make loans to our affiliated Chinese entities. These regulations and approvals may delay or prevent us from using the proceeds we received in the past or will receive in the future from the offerings of securities to make loans or additional capital contributions to our PRC operating subsidiaries and our affiliated Chinese entities, and impair our ability to fund and expand our business which may adversely affect our business, financial condition and result of operations.

For example, SAFE promulgated the Circular on the Relevant Operating Issues concerning Administration Improvement of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, on August 29, 2008. Under Circular 142, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC. In addition, foreign-invested companies may not change how they use such capital without SAFE’s approval, and may not in any case use such capital to repay RMB loans if they have not used the proceeds of such loans. In addition, to strengthen Circular 142, on November 9, 2011 the SAFE promulgated the Circular on Further Clarifying and Regulating Relevant Issues Concerning the Administration of Foreign Exchange under Capital Account, or Circular 45, which prohibits a foreign invested company from converting its registered capital in foreign exchange currency into RMB for the purpose of making domestic equity investments, granting entrusted loans, repaying inter-company loans, and repaying bank loans that have been transferred to a third party. Circular 142 and Circular 45 may significantly limit our ability to transfer the net proceeds from offerings of our securities or any future offering to our PRC subsidiaries and convert the net proceeds into RMB, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC. On March 30, 2015, the SAFE promulgated a Circular on Reforming of Administrative Methods Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Companies, or Circular 19, which became effective on June 1, 2015, superseding Circular 142. According to Circular 19, although it restates certain restrictions on use of investment capital in foreign currency by foreign invested company, it specifies that the registered capital of a foreign-invested company in foreign currency can be converted into RMB voluntarily and be allowed to use for equity investment in the PRC subject to certain reinvestment registration with local SAFE made by the invested company. In June 2016, SAFE promulgated SAFE Circular 16, which removed certain restrictions previously provided under several SAFE circulars, including SAFE Circular 19, in respect of conversion by a foreign-invested enterprise of foreign currency registered capital into RMB and use of such RMB capital. However, SAFE Circular 16 continues to prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, and providing loans to non-affiliated enterprises except as permitted in the business scope.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 16 and Circular 19, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received from our offshore financing activities and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our subsidiaries in China. Our operations in China are governed by the PRC laws and regulations. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. For example, on September 14, 2015, the NDRC issued the “Circular on Promoting the Reform on of the Filing and Registration System on the Issuance by Enterprises of Foreign Debt”, or the NDRC Circular, requiring enterprises domiciled within the PRC and their overseas subsidiaries or branches to file and register with the NDRC prior to issuance of debt instruments outside China and to file a post-issuance report within 10 working days after the issuance. On June 12, 2017, the NDRC posted an announcement on its website referring to the NDRC Circular and required certain offshore companies controlled by individuals to register their offshore bonds with the NDRC. While we believe that the NDRC Circular does not apply to this issuance, there remains uncertainties over the interpretation, implementation and enforcement of the NDRC Circular. If there is any change in the interpretation and implementation of the NDRC Circular and we fail to complete such filing in accordance with the relevant requirements, we may be subject to penalties or other enforcement actions by relevant PRC government authorities. In addition, the NDRC may also make oral amendments or modifications to the requirements of, and certificates or approvals issued under, the NDRC Circular on a case by case basis. Given the involvement of different enforcement bodies of the relevant rules and regulations and the non-binding nature of prior court decisions and administrative rulings, the interpretation and enforcement of PRC laws and regulations involve significant uncertainties under the current legal environment. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. Furthermore, intellectual property rights, trade mark and confidentiality protections in China may not be as effective as in the United States or other countries. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Failure in obtaining all of the requisite permits, licenses or making all of the requisite filings or registrations or meeting other regulatory requirements for operating car rentals and car services business in China by us or any third-party service provider who cooperates with us may subject us to fines or other administrative actions.

As a car rentals and car services provider in China, we are subject to a number of permit, license, filing and other regulatory requirements for the car rentals and car services business. As the car rental and car service industry is at an early stage of development in China, the legislations continue to evolve and there are currently no national laws or regulations specifically regulating the car rental and car service industry except for the Notice on Promoting the Healthy Development of Car Rental Industry, or the 2011 MOT Notice, promulgated in April 2011 by the Ministry of Transport, or the MOT, and the Guidance on Promoting the Healthy Development of Small and Micro Car Rental Industry (关于促进小微型客车租赁健康发展的指导意见), promulgated in August 2017 by MOT and the Ministry of Housing and Urban-Rural Development, both of which only set forth certain general guidelines for the emerging car rental industry in China. The car rental and car service industry is mainly regulated by government authorities at local levels, which impose various regulatory requirements on the operating entities, vehicles or drivers, and such regulatory requirements vary from one place to another. The practice of local authorities may also deviate from the existing local rules. Some local authorities do not accept or process applications for certain permits, licenses or filings as required under the local rules. Furthermore, due to the unclear regulatory boundaries between car rentals or car services business and road transportation businesses or taxi businesses, although we do not believe any of our operating subsidiaries is a road passenger transportation service provider or a taxi service provider as our services are characterized by distinctive features, we cannot assure you that the government authorities take the same view as ours or will not change their views in the future.

According to the 2011 MOT Notice, a car rental company must obtain appropriate approval before it may conduct road passenger transportation business. However, the 2011 MOT Notice does not define the term “road passenger transportation business.” Furthermore, some local rules explicitly restrict a car rental company from concurrently providing chauffeur services and car rental services through the same entity. In August 2011, Shanghai Municipal Transport and Port Authority issued Certain Opinions on Standardizing the Regulation of Car Rental Industry, which provides that car rental companies shall not provide drivers for the vehicles they rent but may at the requests of their customers sign service agent contracts on behalf of their customers with third-party labor service companies, under which the labor service companies may provide drivers to car rental customers. We currently provide chauffeured car services primarily to our corporate and institutional clients and generally enter into long-term framework agreements with these clients, pursuant to which our vehicles and chauffeur services are provided by different subsidiaries. Our PRC counsel, Grandall Law Firm (Shanghai), has advised us that such business arrangements are not in violation of any existing applicable laws, regulations at the national level or local rules of cities where we currently provide chauffeured car services in China. However, we cannot assure you that relevant local government authorities will not interpret the laws and regulations differently, find our activities in violation of relevant laws and regulations and impose penalties on us. If the relevant local government authorities is of the view that our business arrangements of chauffeured car services are not in compliance with applicable laws and regulations, we may be subject to fines and other administrative actions in some cities where we have provided such services. Furthermore, a company that sets up a branch to conduct business in a location outside its domicile must have such the branch registered with the local counterpart of the State Administration for Industry and Commerce.

As a result of the inconsistency in local rules and their interpretation and implementation, as well as fast expansion of our business, we have not obtained, made or timely renewed all of the requisite permits, licenses, filings or registrations for our business operations or fully complied with all other regulatory requirements applicable in the cities in which we currently operate our car rentals and car services business. We cannot assure you that we will obtain or successfully renew all of the requisite permits and/or licenses, make all of the requisite filings or registrations or set up all necessary branches in a timely manner, or comply with all other regulatory requirements in the future. Moreover, we cannot assure you that all the third-party service providers engaged by us have met or will meet all such regulatory requirements either, which may subject us to fines and other administrative actions. Government authorities at various levels may promulgate new regulations or rules, or change their interpretation or implementation of existing regulations and rules, which may subject us to new regulatory requirements that we may not be able to meet in a timely manner, or at all.

In July 2016, Ministry of Transportation, together with six other governmental authorities, issued the Interim Measures for the Administration of Online Car Hailing Business Operations and Services which came into effect on November 1, 2016, or the Car Hailing Measures. The Car Hailing Measures require online car-hailing platform operators to obtain licenses from governmental authorities, be capable of providing online and offline services and meet certain conditions. The vehicles and drivers shall also meet certain conditions and obtain the online car hailing vehicle licenses and driver licenses, respectively, issued by the relevant governmental authorities to engage in online car hailing business. Following the Car Hailing Measures, a number of local governmental authorities in cities, including Beijing, Shanghai, Guangzhou, Shenzhen, Hangzhou, Qingdao, Chongqing and Tianjin further adopted policies regarding the online car-hailing business operations and services in their administrative regions. In addition to the conditions set out in the Car Hailing Measures, almost all these local governments require that the vehicles engaged in online car hailing business operations must be registered in the city administrative regions and meet certain vehicle conditions such as minimum wheel base, installment of GPS system and emergency alarm system. Beijing, Shanghai and Tianjin city governments specifically require drivers who engage in online car hailing business operations to register on the city census register. We expect more cities may adopt similar local policies regarding the online car-hailing business operations and services. The Car Hailing Measures and those new local rules may materially increase our costs if we expand our business to operate an online car hailing platform.

As the car rental and car service industry is mainly regulated by government authorities at local levels, penalties arising from the failure to obtain or renew any required permits, licenses or filings in a timely manner or at all or to comply with any existing or future laws and regulations may be different in different locations, which generally include a fine up to RMB100,000 or up to ten times of the amount of illegal income per violation (depending on the amount of illegal income, if any), confiscation of illegal income, suspension of operations, detention of cars and revocation of the licenses or permits required for business operations. In addition, any business operation by a branch without a valid business license may subject to a fine of up to RMB100,000.

PRC regulations regarding mergers and acquisitions may make it more difficult for us to make future acquisitions or dispositions of our business operations or assets in China.

In 2006, six PRC regulatory agencies, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules established additional procedures and requirements that could make merger and acquisition activities by foreign investors more complex and time-consuming. For example, the Ministry of Commerce, or MOFCOM, shall be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise or a foreign company with substantial PRC operations if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council on August 3, 2008 are triggered. Furthermore, MOFCOM promulgated the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors in August 2011, or the MOFCOM Security Review Rules, which came into effect on September 1, 2011, to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or Circular No. 6. According to Circular No. 6, a security review is required for mergers and acquisitions of PRC domestic enterprises by foreign investors (i) having “national defense and security” concerns, and (ii) where the foreign investors may acquire the “de facto control” of the PRC domestic enterprises having national security concerns such as key farm products, key energy and resources, and key infrastructure, transportation, technology and major equipment manufacturing industries. Circular No. 6, however, does not define the term of “key” or “major,” nor has it exhausted all the industries that may be deemed as sensitive industries subject to the security review. According to the MOFCOM Security Review Rules, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of “substance over form” should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through nominee holding structure, trusts, indirect investments, leases, loans, control through contractual arrangements, offshore transactions, or other means. On January 19, 2015, MOFCOM published the draft Foreign Investment Law which sets forth more specific rules regarding the procedures of national security review. The application and interpretation of the MOFCOM Security Review Rules remain unclear. PRC Anti-trust Law also requires certain merger and acquisition transactions be subject to merger control review by MOFCOM, and we may not be able to obtain the necessary approval in the case of our future mergers and acquisitions. On June 28, 2017, MOFCOM and NDRC jointly issued the Catalog of Industry Guideline for Foreign Investment (2017 Revised) effective from July 28, 2017 according to which, filings with the commerce authorities instead of approvals will be required for the acquisitions of Chinese companies by foreign investors which are not subject to the special administrative measures regarding foreign investment entry except for the foreign entity established or controlled by PRC enterprises, companies or individuals to acquire its affiliated Chinese company. On July 30, 2017, MOFCOM subsequently issued the revised administrative measures for filing of the establishment and alteration of the foreign invested companies to perform the filing procedures with regard to the acquisitions of Chinese companies by foreign entities.

If we do not seek the necessary approval, we could be subject to administrative fines or other penalties imposed by the relevant PRC authorities. However, because there are not always specific provisions of the fines or penalties for such violations under current PRC laws and regulations, it is uncertain what penalties we may face. In the future, we may grow our business in part by acquiring complementary businesses. Complying with the requirements of the M&A Rules, the MOFCOM Security Review Rules, PRC Anti-trust Law and other related regulations to complete such transactions could be time-consuming and any approval or filing procedures, including obtaining approval from MOFCOM or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. In addition, such additional procedures and requirements could make it more difficult or time-consuming for us to dispose of any of our business operations or assets in China.

We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law, or the EIT Law, and its Implementing Rules, an enterprise established outside of China whose “de facto management bodies” is located within the PRC is considered a PRC “resident enterprise” and will be subject to the uniform 25% PRC enterprise income tax rate on their global income. Under the Implementing Rules of the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and other assets of an enterprise. In addition, a tax circular issued by the State Administration of Taxation, or the SAT, on April 22, 2009, referred to as Circular 82, provides that certain Chinese-invested enterprises controlled by PRC enterprises or PRC enterprise groups and established outside of China will be classified as resident enterprises only if all the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors with voting rights. Circular 82 also clarified that dividends and other income paid by such resident enterprises will be considered to be PRC sourced income and subject to PRC enterprise income tax. The SAT issued an amendment to SAT Circular 82 delegating the authority to its provincial branches to determine whether a Chinese-invested entity which is established outside of China should be considered a PRC resident enterprise, in January 2014.

However, as Circular 82 and its amendment only applies to enterprises established outside of China that are controlled by PRC enterprises or PRC enterprise groups, it remains unclear how the tax authorities will determine the location of “de facto management bodies” for overseas incorporated enterprises controlled by foreign individuals and entities like us or our offshore subsidiaries. We believe that neither our company nor any of offshore subsidiaries meets all the criteria set forth in Circular 82, because as holding companies, their key assets and records, including board and shareholders resolutions and minutes of board meetings and shareholders meetings, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding company with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Therefore, we believe neither our company nor any of our offshore subsidiaries should be deemed as a “resident enterprise” for PRC tax purposes. However, the tax resident status of our offshore entities is subject to determination by relevant PRC tax authorities and uncertainties remain with respect to their interpretation of the term “de facto management body” as applicable to our offshore entities. We will continue to monitor our tax status.

If our company or any of our offshore subsidiaries is considered a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, our company or any of our offshore subsidiaries will be subject to the uniform 25% enterprise income tax rate on our global income and will have PRC enterprise income tax reporting obligations. Second, although under the EIT Law and its Implementing Rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempted income,” we cannot assure you that such dividends paid to our company or our Hong Kong subsidiaries will not be subject to enterprise income tax because the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to overseas incorporated enterprises controlled by foreign individuals and entities like us that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, dividends payable by us to our non-PRC investors or gains from the transfer of our common shares or ADSs may become subject to PRC withholding tax and any gain realized by non-resident enterprise investor from the transfer of our common shares or ADSs may be regarded as being derived from sources within the PRC and accordingly may be subject to a 10% PRC tax (20% in the case of individuals). Failure or delay in fulfilling such tax obligations may cause penalties imposed by PRC tax authorities.

Our current employment practices may be restricted under the Labor Contract Law and other labor-related laws of the PRC and our labor costs may increase as a result.

On June 29, 2007, the PRC National People’s Congress enacted the Labor Contract Law, which became effective on January 1, 2008, as amended on December 28, 2012 and effective on July 1, 2013. On September 18, 2008, the PRC State Council issued the Implementing Rules for the PRC Labor Contract Law. The Labor Contract Law and its Implementing Rules impose requirements concerning, among other things, the types of contracts to be executed between an employer and its employees, time limits for probationary periods and for how long an employee can be placed in a fixed-term employment contract. As the interpretation and implementation of the Labor Contract Law and other labor-related laws are still evolving, and PRC government has continued to introduce various new labor-related regulations, our employment policies and practice may not be deemed in compliance at all time. For example, in accordance with the Labor Contract Law and its Implementing Rules, the Ministry of Human Resources and Social Security promulgated Interim Provisions on Labor Dispatching, or Circular 22, effective from March 1, 2014, which provides that an employer shall strictly control the number of employees under labor dispatching arrangements and dispatched employees can only be used in temporary, ancillary and replaceable positions. The number of dispatched workers shall be reduced to no more than 10% of the total number of employees within two years after March 1, 2014. In the past we outsourced substantially all of our employees from Qian Jin Network Information Technology (Shanghai) Co., Ltd., or Qian Jin, an independent third-party professional human resources company. We are in the process of adjusting our employment arrangements gradually to comply with the requirements under Circular 22. However, as the two years’ period as permitted by Circular 22 has expired, we face the risk that we may not be able to correct our practice timely after receiving warnings from the government authority, which may subject us to a fine ranging from RMB1,000 to RMB5,000 per dispatched employee. In addition, under the Labor Contract Law, a human resources company shall perform an employer’s obligations, including payment of remuneration to the dispatched employees and contribution of social insurance premiums. Under the labor dispatch service agreements between us and Qian Jin, we, as the entity receiving labor dispatch services, shall make a monthly payment in an amount that includes the dispatched employees’ salaries, social insurance contributions and our service fees to Qian Jin. However, we cannot assure you that Qian Jin has fully performed or will consistently fulfill its obligations, including any social insurance or housing fund contributions. We may also be held jointly and severally liable with Qian Jin for damages any violation caused to dispatched employees. If we are held liable for any shortage in the social insurance or housing fund contribution for the dispatched employees or other penalties or fees related to our employment practice, our results of operations and financial condition may be adversely affected.

In addition, according to the Labor Contract Law and its implementing rules, if we intend to enforce the non-compete provision with our employees in the employment contracts or confidentiality agreements, we have to compensate our employees on a monthly basis during the term of the restriction period after the termination or ending of the employment contract, which may cause extra expenses to us.

REGULATIONS OVERVIEW

This section summarizes the principal PRC laws and regulations currently in effect that are relevant to our business and operations.

Regulations on foreign investment in rental industry

According to the Category of Industry Guideline for Foreign Investment promulgated by MOFCOM and the NDRC, which was revised in 2007, 2011, 2015 and 2017, respectively, foreign investment in general rental business is permitted. The Administration Measures on Foreign Investment in Rental Industry that was promulgated by MOFCOM on February 3, 2005 and subsequently amended on October 28, 2015 by MOFCOM applies to foreign-invested enterprises that operate general rental or leasing businesses in China, including car rental businesses. Under this regulation, foreign investors of a foreign-invested enterprise operating car rental or financial leasing business shall have total assets of not less than US$5 million and the foreign invested rental company shall follow the general requirements of PRC Company Law and obtain approval from MOFCOM or its relevant local counterparts for its incorporation.

According to this regulation, a foreign-invested rental company are subject to the following requirements: (i) its registered capital shall comply with the relevant provisions of the PRC Company Law; (ii) it shall comply with the relevant provisions concerning the registered capital and the total amount of investment of a foreign-invested enterprise; and (iii) the duration of operation of a foreign- invested rental company in the form of limited liability company shall generally not exceed 30 years. A foreign-invested financing leasing company shall meet the following requirements: (i) its registered capital shall be no less than US$10.0 million; (ii) the duration of operation of a foreign-invested financing leasing company in the form of limited liability company shall generally not exceed 30 years; and (iii) it shall have appropriate professionals and its senior management personnel shall have appropriate professional qualification with at least three years of experience in the sector.

Our primary PRC subsidiaries, eHi Rental and eHi Jiangsu, as foreign-invested enterprises that operate car rentals business, and our PRC subsidiaries, Shanghai Taihao and Shanghai Taide, as foreign-invested enterprises that operate financial leasing business, have obtained the approvals from the relevant local branches of MOFCOM pursuant to the above-mentioned regulations.

Regulations on car rental and car service industry

General requirement on vehicles

Regulations applicable to all automotive vehicles generally apply to rental vehicles. According to the Road Traffic Safety Law promulgated by the National People’s Congress, or NPC, Standing Committee in October 2003, which was amended in December 2007 and April 2011, respectively, all automotive vehicles are required to be registered with relevant local administration authorities. Vehicle registration certificates, vehicle plates and vehicle licenses shall be obtained from the same authorities, and the compulsory traffic accident insurance shall be purchased for each vehicle. We obtain vehicle registration certificate, vehicle plate and vehicle license and purchase compulsory traffic accident insurance for each vehicle before its operation.

There are additional requirements for rental vehicles. In most cities, the usage stated in the vehicle licenses of such vehicles shall be registered as rental or operational. Some cities require additional licenses or vehicle plates for such vehicles. For instance, in Shanghai, Nanchang, Suzhou, Wuxi, Shenyang, Dalian, Wuhan and Kunming, a special transport license or passenger rental vehicle license is required for each rental vehicle. In Shanghai, special vehicle plates shall be obtained for rental vehicles. In Beijing, Guangzhou, Hangzhou and Chongqing, filing with relevant local authority is required for rental vehicles. However, local practices differ and some of these requirements are not strictly implemented or may be modified or suspended by the local administration authorities in practice. Due to various reasons, we have not met all these requirements, which may subject us to penalties and other administrative actions.

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Car rental related services

As the car rental industry is at an early stage of development in China, the legislation of the car rental industry continues to evolve. The MOT and the NPC, the predecessor of NDRC, promulgated the Interim Rules on Administration of Car Rental Industry in 1998, which was abolished in 2007. In April 2011, the MOT promulgated the Notice on Promoting the Healthy Development of Car Rental Industry, or the 2011 MOT Notice, which sets forth general guidelines for the car rental industry in China and requires local government authorities to (i) establish and improve local rules and regulations on car rental business, (ii) promptly formulate local development plans for the car rental industry, (iii) encourage large and well-managed car rental companies of good reputation to set up branches and establish national or regional networks without any restrictions due to local protectionism, (iv) enhance the administration of the car rental business, including requirements to obtain and carry a valid permit or license for each rental car, and prohibitions of car rental companies from engaging in road transportation businesses without appropriate approval, (v) encourage car rental companies to innovate and develop new types of car rental services, (vi) create a favorable environment for the development of the car rental industry, and (vii) enhance the administration and supervision of the car rental industry. In August 2017, the MOT and the Ministry of Housing and Urban-Rural Development promulgated the Guidance on Promoting the Healthy Development of Small and Micro Car Rental Industry (关于促进小微型客车租赁健康发展的指导意见), which further sets forth certain general guidelines for the small and micro car rental industry in China and requires local government authorities to (i) enhance the safety administration of small and micro car rental industry, including standardizing the administration of rental cars and implementation of identity checking system, (ii) promote service abilities, including improving the plan and construction of infrastructure, enhancing the administration of daily operation of small and micro car rental business operators and encouraging small and micro car rental business operators to enlarge the scale by merging, joint venture cooperation, listing and expand the service network scope by franchising, chain operation or strategic union, (vi) encourage the development of car sharing business, and (v) create a favorable environment for the development of the small and micro car rental industry.

The Road Transportation Regulation promulgated by the State Council in 2004, and amended in 2012 and 2016, regulates road transportation businesses (including road passenger transportation business and road freight transportation business) and other business operations related to road transportation (including operations of transportation terminals (sites), vehicle maintenance and repair businesses and training of drivers). According to the Administrative Provisions for Foreign Investment in the Road Transport Industry promulgated by MOFCOM and MOT in 2001 and amended in 2014, foreign investors are generally prohibited from holding more than 49% of the equity interest in PRC entities engaged in road passenger transportation business. Neither the Road Transport Regulation nor the Administrative Provisions for Foreign Investment in the Road Transportation Industry, however, include any provisions relating to car rental businesses.

The Administrative Rules on Urban Taxis promulgated by the Ministry of Construction and the Ministry of Public Security, or the MPS, which became effective in 1998, regulates the planning, operations, administration and services related to urban taxis, which was abolished in March 2016. MOT promulgated the Administrative Regulations on Operation and Services of Taxis in September 2014, which became effective on January 1, 2015 and was further revised and renamed as the Administrative Regulations on Operation and Services of Cruise Taxis in 2016 by MOT. According to such regulations, the term ‘‘cruise taxis operation service” refers to operating activities that provide passenger transport services at the direction of the passengers and charge fees according to travel mileage and travel time by means of seven under seats car with identifications sprayed and installed as a taxi and driving services, which tour and pick up customers on the roads.

The regulatory distinctions between car rental businesses and road transportation businesses or taxi businesses are not clear. As a result, local government authorities in China have imposed different requirements on the operating entities and/or vehicles that are involved in car rental businesses in the respective province or city.

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Car rental services not accompanied by driving services

Set forth below is a summary of local rules and regulatory requirements in China regarding the provision of car rental services, which generally do not contemplate the provision of car rental services concurrently with the provision of driving services.

•	Some provinces and cities do not have any specific local rules regulating car rental services.
•	Some local authorities promulgated local rules specifically regulating the car rental businesses. For example, the relevant local authority of Beijing promulgated specific local rules for car rental operations in Beijing including a notice issued on August 12, 2014. Car rental service providers in Beijing are required to make filings with the local transportation authority before they may commence their car rental businesses and make subsequent filings with the authority for any changes in the number of vehicles for rental and other relevant operational conditions and car rental service providers are strictly prohibited from facilitating to illegal operators. Beijing eHi Car Rental Co., Ltd. and the Beijing branch of eHi Rental duly completed their filings with the local authority in Beijing on December 15, 2010 and renewed their filing certificates on July 28, 2017 and July 25, 2017, respectively.
•	Although the Road Transportation Regulation does not include any provisions relating to car rental businesses, the local road transportation rules of certain provinces and cities, such as Shandong, Sichuan and Hubei and Suzhou require car rental service providers to obtain road transportation licenses from local authorities or make filing with local authorities covering their car rental businesses.
•	In some provinces and cities, local rules regulating taxi businesses also partially cover car rental operations, which may impose different requirements on car rental service providers from taxi service providers. For example, according to Shanghai Municipal Administrative Rules on Taxis, car rental service providers in Shanghai are required to obtain car rental licenses, which are different from taxi operation licenses, from the local transportation authority before commencing car rental businesses. eHi Rental obtained such a license on April 15, 2009 and renewed such license on July 29, 2013. The license is valid until December 31, 2017. Under the local rule in Shanghai, the total number of vehicles for rental, parking space, service locations and networks of car rental service providers are subject to the overall planning of the municipal government.
•	Some local authorities promulgated local rules, such as those in Beijing, Guangdong Province, Hubei Province, Chongqing, Xi’an and Kunming to require that the owner of a rental vehicle must be the same person operating the rental services.

In addition, among those provinces and cities that have promulgated local rules to regulate car rental business, the actual practice of the local authorities may differ from their local rules.

Primarily as a result of the inconsistency in local rules and practices as described above, we have not met all of the qualifications and regulatory requirements in all of the provinces and cities where we currently operate our car rental businesses.

Car rental services accompanied by driving services

In addition to the regulatory requirements mentioned above, under the current PRC regulatory environment, our car rental services accompanied by driving services may subject us to additional approvals, licenses, permits or other regulatory requirements.

The Road Transportation Regulation requires an operator of road passenger transportation businesses to have appropriate vehicles, qualified drivers, sound safety systems and obtain a road transportation operation license covering passenger transportation. The 2011 MOT Notice provides that a car rental enterprise must obtain appropriate approval before it may conduct road passenger transportation business. However, neither the Road Transportation Regulation nor the 2011 MOT Notice defines the term “road passenger transportation business.” According to the Administrative Rules on Road Passenger Transportation and Passenger Transportation Terminals promulgated by MOT in 2005 and last amended in 2016, the term “road passenger transportation services” refers to public bus services, chartered bus services and travel bus services, which means transportation services provided to unspecified passengers on fixed routes at fixed rate and stops or to chartered groups of passengers or to tourists from or to a tourist attraction. We do not provide public bus services, chartered bus services or travel bus services. In particular, our car rental services are not provided to any unspecified passengers. Therefore, we do not deem any of our operating subsidiaries as a ‘‘road passenger transportation service’’ provider. According to the Administrative Regulations on Operation and Services of Cruise Taxis, “cruise taxis operating service” refers to operating activities that provide passenger transport services at the direction of the passengers and charge fees according to travel mileage and travel time by means of seven under seats car with identifications sprayed and installed as a taxi and driving services, which tour and pick up customers on the roads. According to such regulations an enterprise engaged in cruise taxi services is required to obtain a road transport operation license and meet other relevant requirements. Our chauffeured car services, which may include driving services under certain circumstances, charge clients based on a number of factors, such as vehicle model, the type of services, the length of rental period, the specific time and location of pick-up and drop-off and price competition. Therefore, we do not believe any of our operating subsidiaries is a cruise taxi service provider.

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At local levels, some provinces and cities, such as Zhejiang, Shanxi, Jilin, Chongqing, Hubei, Sichuan, Guizhou, Shandong, Jiangxi, Hunan and Shaanxi, have promulgated local road transportation regulations, which generally restrict an entity engaged in car rental businesses from concurrently providing driving services. In August 2011, Shanghai Municipal Transport and Port Authority issued Certain Opinions on Standardizing the Regulation of Car Rental Industry, which provides that car rental companies may not provide drivers for the vehicles they rent but may at the requests of their customers sign service agent contracts on behalf of their customers with third-party labor service companies, under which the labor service companies may provide drivers to car rental customers, and the car rental companies are obligated to provide training to drivers provided by the labor service companies. A few local authorities have also imposed qualification requirements on drivers engaged by a car rental service provider.

In order to minimize the uncertainties and potential legal risks caused by the ambiguities of the laws, regulations and rules promulgated by various levels of legislative bodies and authorities in China and their enforcement in practice, we established Shanghai Smart Brand to primarily engage in the provision of driving services in April 2011. We have transferred substantially all of our drivers to Shanghai Smart Brand, its subsidiaries or branches. Our driving services are currently provided solely by Shanghai Smart Brand, its subsidiaries or branches, or at the requests of our customers through third-party driving service providers that cooperate with us, and our car rental services are provided by our other subsidiaries that do not provide driving services.

Regulations on online car hailing businesses

In July 2016, MOT, together with other six governmental authorities, issued the Car Hailing Measures. The Car Hailing Measures require online car-hailing platform operators to obtain licenses from governmental authorities, be capable of providing online and offline services and meet certain conditions. The vehicles and drivers shall also meet certain conditions and obtain the online car hailing vehicle licenses and driver licenses respectively issued by the relevant governmental authorities to engage in online car hailing business. Following the Car Hailing Measures, a number of local governmental authorities in cities, including Beijing, Shanghai, Guangzhou, Shenzhen, Hangzhou, Qingdao, Chongqing and Tianjin city governments, further adopted policies regarding the online car-hailing business operations and services in their administrative regions. In addition to the conditions set out in the Car Hailing Measures, almost all those local governments require that the vehicles engage in online car hailing business operations must be registered in the city administrative regions and meet certain vehicle conditions such as minimum wheel base, installing GPS system and emergency alarm system. Beijing, Shanghai and Tianjin city governments specially require the drivers engage in online car hailing business operations to register on the city census register.

Regulations on P2P car sharing business

On August 12, 2014, administration of the Beijing Traffic Committee issued a Notice On Forbidding Car Rental Enterprises to Facilitate Illegal Transport Business, providing that a car rental enterprise is prohibited to (i)use private vehicles or other vehicles not belonging to it to conduct its car rental business, and (ii) to facilitate illegal transport business operators. Similar restrictions may be expanded to other areas in China. P2P car sharing, however, is new mode of transportation, where vehicles are provided by private vehicles owners to individual passengers via a third-party online platform. As the P2P car sharing business is at a very early stage of development in China, there are currently no national laws or regulations specifically regulating such business. Certain cities, including Beijing, Shanghai, Guangzhou, Chongqing, Shenyang, Hefei and Changchun, have issued local rules or opinions on the P2P car sharing business to enhance the administration of such business. These rules and opinions require P2P service platforms to adopt a real name system for their drivers and passengers, report relevant information to the local traffic administration authorities and limit the daily sharing times for each vehicle. The Shanghai government also requires P2P service platform operators to file certain information concerning the P2P service platform with the local traffic administration authority.

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Regulations on Internet content provision service

The Telecommunications Regulations, promulgated by the State Council in 2000 and amended in 2014, draw a distinction between ‘‘basic telecommunication services’’ and ‘‘value-added telecommunication services.’’ Internet content provision service is a subcategory of value-added telecommunications services. The State Council issued the Administrative Measures on Internet Information Services concurrently with the Telecommunications Regulations in 2000 and subsequently amended it in 2011 to regulate Internet content provision services. According to these measures, commercial Internet content provision service operators must obtain a value added telecommunication business operating license, or ICP license from the appropriate telecommunication authorities in order to conduct any commercial Internet content provision operations in China, while non-commercial Internet content provision service operators shall make filings with the appropriate telecommunication authorities before conducting non-commercial Internet content provision operations. These measures further stipulate that entities providing Internet content provision services regarding news, publishing, education, medicine, health, pharmaceuticals and medical equipment must procure the approval of the national government authorities responsible for such areas prior to applying for an operating license from the relevant government authorities.

According to the Administrative Rules for Foreign Investments in Telecommunications Enterprises, issued on December 11, 2001 by the State Council and effective as of January 1, 2002 and amended on September 10, 2008, a foreign investor is prohibited from owning more than 50% equity interest in a PRC entity providing value-added telecommunications services and the major foreign investor(s) in a foreign invested valued-added telecommunications enterprise is required to be in good standing and have the relevant experience in operating a value-added telecommunications business. On July 13, 2006, the Ministry of Information Industry, or the MIIT publicly released the Notice on Strengthening the Administration of Foreign Investment in Operating Value added Telecommunications Business, or the MIIT Notice, which reiterates certain provisions under the Administrative Rules for Foreign Investments in Telecommunications Enterprises prohibiting a domestic company that holds an ICP license, from renting, transferring or selling a telecommunications license to foreign investors in any form, or providing any resources, sites or facilities to foreign investors that intend to conduct value-added telecommunication business illegally in China. Trademarks and domain names that are used in the provision of Internet content services must be owned by the ICP license holder. On June 19, 2015, the MIIT issued the Opinions on Lifting Restrictions on the Foreign Equity Ratio for Online Data Processing and Transaction Processing Business (E-commerce Operations), according to which any foreign equity ratio restriction on foreign investment in online data processing and transaction processing businesses (e-commerce operations) was removed, and the foreign equity ratio is allowed to reach 100%. Furthermore, foreign invested enterprises are required to satisfy other requirements and follow the procedures as stipulated in the Administrative Rules for Foreign Investments in Telecommunications Enterprises when applying for a license to conduct online data processing and transaction processing businesses (e-commerce operations).

Our current major operations are not subject to the ICP license requirements. To further expand our Internet and mobile services, in March 2014, we entered into a series of contractual arrangements with eHi Information and its shareholders. In January 2015, we entered into a series of contractual arrangements with our PRC incorporated variable interest entity eHi Car Sharing and its shareholders, which is intended to provide an online platform for P2P car sharing between private vehicles owners and individual passengers. Both eHi Information and eHi Car Sharing are our variable interest entities in China. eHi Information obtained an ICP license from the relevant telecommunication authorities on September 24, 2014. eHi Car Sharing is currently not yet in operation.

Regulations on registration of branch companies

According to the amended PRC Company Law and the amended Administration Regulations of Company Registration, which both became effective on March 1, 2014, a company may establish branch companies, which are entities without the status of a legal person and conduct business outside the domicile of the company. Branch companies must be registered at the competent government agency and obtain a business license. The amended Administration Regulations of Company Registration, set forth the detailed formalities on the registration of branch companies. Our PRC subsidiaries have registered 483 branches and obtained a business license for each of them as of June 30, 2017.

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Regulation on PRC business tax and VAT

Prior to January 1, 2012, pursuant to the Provisional Regulation of China on Business Tax and its Implementing Rules, an entity or individual rendering services in China was generally subject to a business tax at the rate of 5% on revenues generated from the provision of such services. Since January 1, 2012, the MOF and the SAT have started to implement the VAT Pilot Program, which imposes VAT in lieu of business tax for certain industries in Shanghai. Since August 1, 2012, the VAT Pilot Program has been expanded to and implemented in other regions, including Beijing, Tianjin, Jiangsu, Zhejiang, Anhui, Fujian, Hubei, Guangdong. On May 24, 2013, the MOF and the SAT jointly issued Notice 37, which expanded the VAT Pilot Program nationwide starting on August 1, 2013. On December 12, 2013, the MOF and the SAT jointly issued Notice 106, effective on January 1, 2014, which replaced Notice 37 and improved some tax policies in the VAT Pilot Program. From May 1, 2016, the VAT were expanded to all business tax taxpayers. As a result of the VAT, an entity or individual rendering services in China is subject to VAT at the rate of 17%, 11% or 6%, as applicable.

On March 23, 2016, the Ministry of Finance and the SAT jointly issued the Notice on Comprehensive Implementation of the Pilot Program for Imposition of Value-Added Tax to Replace Business Tax, or the Notice. Pursuant to the Notice, the VAT became effective on May 1, 2016 and was implemented comprehensively across the country and extended to all industries, including construction sector, real estate sector, financial services and consumer services. According to the VAT, entities and individuals engaging in the sale of services, intangible assets or fixed assets within the territory of the PRC are required to pay VAT instead of business tax. An entity or individual rendering services in China is subject to VAT at the rate of 17%, 11% or 6%, as applicable.

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Use of Proceeds

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of our securities offered by us pursuant to this prospectus for general corporate purposes. Pending any specific utilization, the proceeds from the sale of our securities offered by us pursuant to this prospectus may be invested in a manner designed to ensure levels of liquidity which correspond to our current and foreseeable cash needs. Such investments may include, but may not be limited to, short-term investments, including government bonds, or other interest-bearing investments.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and any acquisitions.

We will not receive any proceeds from the sale of the securities described in this prospectus by any selling shareholder.

Description of Share Capital

We are a Cayman Islands exempted company with limited liability, and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2016 Revision) of the Cayman Islands, or the Companies Law, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$500,000 divided into 407,328,619 Class A common shares of a par value of US$0.001 each and 92,671,381 Class B common shares of a par value of US$0.001 each.

The following are summaries of material provisions of our ninth amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares. As this is only a summary of the aforesaid material terms, you should read the form of our ninth amended and restated memorandum and articles of association, which were filed as exhibit 1.1 of our Annual Report on Form 20-F for the year ended December 31,2015 and filed with the SEC on April 26, 2016.

The following discussion primarily concerns common shares and the rights of holders of common shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the common shares are held in order to exercise shareholders’ rights in respect of the common shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of common shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See “Description of the American Depositary Shares.”

Common shares

General

Our common shares are divided into Class A common shares and Class B common shares. Holders of Class A common shares and Class B common shares have the same rights except for certain voting and conversion rights. Certificates representing the common shares are issued in registered form, which means they are non-negotiable. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their common shares.

Dividends

The holders of our common shares are entitled to such dividends as may be declared by our board of directors (provided always that dividends may be declared and paid only out of funds legally available therefor, namely out of either profits or our share premium account).

Conversion

Each Class B common share is convertible into one Class A common share at any time by the holder thereof. Class A common shares are not convertible into Class B common shares under any circumstances. All Class B common shares will automatically convert into the same number of Class A common shares if the total number of the issued and outstanding Class B common shares is less than 5% of the total number of issued and outstanding common shares. If any of Messrs. Ray Ruiping Zhang, Leo Cai or Colin Sung ceases to be our employee, officer or director, the Class B common shares held by such person and/or his affiliates, as the case may be, will be automatically and immediately converted into an equal number of Class A common shares. In addition, upon any sale, transfer, assignment or disposition of Class B common shares by a holder to any person or entity which is not an affiliate of the original holder, such Class B common shares will be automatically and immediately converted into an equal number of Class A common shares.

Voting rights

Each holder of Class A and Class B common shares is entitled to one vote on all matters upon which the common shares are entitled to vote on a show of hands or, on a poll, each holder of Class A common shares is entitled to have one vote for each Class A common share registered in his name on the register of members, and each holder of Class B common shares is entitled to have ten votes for each Class B common share registered in his name on the register of members.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast in a general meeting, while a special resolution requires the affirmative vote of not less than two-thirds of the votes attaching to the commno shares cast in a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our ninth amended and restated memorandum and articles of association.

In addition, the following matters are subject to the approval at a general meeting of the Company or through written consent executed (i) by the holders representing a majority of the aggregate voting power of our company and (ii) by the holders of a majority of the total outstanding Class A common shares:

(a)	a change of control event;

(b)	issuance of a number of common shares, or of securities convertible into or exercisable for a number of common shares, equal to or in excess of 20% of the number of all common shares issued and outstanding immediately prior to the issuance of such shares or securities on an as-converted basis, if (x) such shares are sold at a per share rice less than the per share book or market value of the common shares, or (y) such securities convertible into or exercisable for common shares have a per share conversion or exercise price lss than the per share book or market value of the common shares; and

(c)	issuance of common shares, or of securities convertible into or exercisable for common shares exceeding either 1% of the total issued and outstanding comon shares on an as-converted basis or 1% of the aggregate vting power outstanding before the issuance, to a director, officer or substantial security holder of our company on an individual basis.

Transfer of common shares

Subject to the restrictions set out in our articles of association, as set out below, any of our shareholders may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any common share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of common shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the common share is to be transferred does not exceed four; and

•	the common shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of common shares), assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately. Class A common shares and Class B common shares have the same rights to receive any return of capital and to bear any losses upon any such liquidation event.

Calls on common shares and forfeiture of common shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, repurchase and surrender of common shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by the board of directors before the issue of such shares.

Our company may also repurchase any of our shares (including any redeemable shares) in such manner and on such other terms as our directors may agree with the holder of such shares.

Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation.

In addition, our company may accept the surrender of any fully paid share for no consideration. Any share redeemed, repurchased or surrendered may be cancelled or held as a treasury share.

Variations of rights of shares

All or any of the special rights attached to any class of shares may be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares. The rights of holders of common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights which may be affected by the directors as provided in the articles of association without any vote or consent of the holders of common shares.

General meetings of shareholders

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our ninth amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. However, we will hold an annual shareholders’ meeting during each fiscal year as required by the rules of the NYSE.

The directors may, and shall on the requisition of shareholders holding at least one-tenth of the aggregate voting power of our company, proceed to convene a general meeting of such shareholders. If the directors do not within 21 days from the deposit of the requisition duly proceed to convene a general meeting, the requisitioning shareholders, or any of them holding more than 50% of the total voting rights of all of the requisitioning shareholders, may themselves convene a general meeting. Any such general meeting must be convened within three months after the expiration of such 21-day period.

The directors, or if applicable, the requisitioning shareholders, are required to give at least seven days advance notice of the meeting to all shareholders who are entitled to attend and vote at such meeting.

A quorum required for a meeting of shareholders consists of one or more shareholders who hold not less than an aggregate of one-third of all voting power of our share capital in issue, present in person or by proxy and entitled to vote.

Inspection of books and records

Holders of our common shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in capital

We may from time to time by ordinary resolutions:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•	sub-divide our existing shares, or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Issuance of additional common shares and preferred shares

Our ninth amended and restated memorandum of association authorizes our board of directors to issue additional common shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our ninth amended and restated memorandum of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued, provided that (i) the powers and rights associated with the shares to be issued are not greater than the powers and rights associated with the shares held by existing shareholders, and (ii) the total number of voting shares issued and to be issued by the directors after the date of adoption of the ninth amended and restated articles of association shall not exceed 10% of the number of shares as at such date. Otherwise the issue of such shares shall require the approval at a general meeting of the Company or through written consent executed by the holders representing a majority of the aggregate voting power of our company. In addition, the issuance of preferred shares may be used as an anti takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of common shares.

Register of members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

•	the names and addresses of the members, and a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register will raise a presumption of fact on the matters referred to above unless rebutted), and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for twenty years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in corporate law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and similar arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) ”merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the combined company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

When a take over offer is made and accepted by holders of 90% of the shares affected (within four months), the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

Shareholders’ suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company, in the following circumstances:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected duly if authorized by a special resolution that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

There are currently no treaties or reciprocal agreements made between the Cayman Islands and either PRC or the United States that allow enforcement of foreign judgments without having to commence proceedings in the Cayman Islands.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that all our directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in connection with the execution or discharge of their duties, powers, authorities or discretions as a director or officer, unless such losses or liabilities were due to the willful misconduct of such director or officer. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the U.S. Securities and Exchange Commission, or SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and, therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Majority independent board

A domestic United States company listed on the NYSE must comply with requirement that a majority of the board of directors must comprise independent directors as defined under the NYSE rules. As a Cayman Islands company, we are allowed to follow home country practices in lieu of certain corporate governance requirements under the NYSE rules where there is no similar requirement under the laws of the Cayman Islands. We rely on home country practice with respect to our corporate governance matters.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our ninth amended and restated memorandum and articles of association allow our shareholders holding not less than one-tenth of the aggregate voting power to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed by the vote of holders of two-thirds of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law and our articles of association, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or written resolution of the holders of a majority of the class in question.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law, our memorandum and articles of association may only be amended with a special resolution at a meeting or the unanimous written resolution of all shareholders.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of securities issuances

The following is a summary of securities issuances by us and share transfers among our existing shareholders during the past three years.

Common shares

On October 31, 2014, we issued 1,500,000 common shares, par value US$0.001 per share, to the Crawford Group, Inc. in connection with its exercise of the 1,500,000 warrants held by it to purchase 1,500,000 common shares of our Company.

On November 21, 2014, we made an initial public offering of 10,000,000 ADSs, each representing two Class A common shares, par value US$0.001 per share.

On November 21, 2014, concurrently with our initial public offering, we issued an aggregate of 8,333,332 Class A common shares, par value US$0.001 per share, to Dongfeng Asset Management Co. Ltd., China Universal Asset Management Co., Ltd. and Ctrip, respectively.

On November 21, 2014, we issued an aggregate of 77,999,069 Class B common shares, par value US$0.001 per share, to our pre-IPO shareholders in connection with the automatic conversion of the preferred shares of our Company into such Class B common shares.

On May 27, 2015 and June 30, 2015, respectively, we made a private placement of an aggregate of 10,900,000 Class A common shares, part value US$0.001 per share, to Tiger Global Mauritius Fund, SRS Partners I Mauritius Limited and SRS Partners II Mauritius Limited (the “Private Placement”).

On August 15, 2015, we made a bulk issuance to our depositary, JPMorgan Chase Bank, N.A., of an aggregate of 1,800,000 Class A common shares, par value US$0.001 per share, in preparation for the potential option exercises by our option holders.

Options and warrants

On May 15, 2015, we granted certain share options to purchase an aggregate of 525,000 Class A common shares, par value US$0.001 per share, to certain of our employees, directors and senior management as part of the incentive provided to our employees, directors and senior management.

On March 24, 2017, we granted 6,000 restricted shares, par value US$0.001 per share, to one of our employees as part of her compensation package.

Registration rights

As part of the closing conditions to the Securities Purchase Agreement dated May 22, 2015 in connection with the Private Placement, the Company entered into a Registration Rights Agreement pursuant to which Tiger Global Mauritius Fund, SRS Partners I Mauritius Limited and SRS Partners II Mauritius Limited are entitled to certain registration rights.

Description of American Depository Shares

American depositary receipts

JPMorgan Chase Bank, N.A., as depositary, issued the ADSs, each representing an ownership interest in two Class A common shares which we have deposited with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and the holders of our ADRs. Each ADS also represents any securities, cash or other property deposited with the depositary but which they have not distributed directly to holders of our ADRs. Unless specifically requested, all ADSs are issued on the books of our depositary in book-entry form and periodic statements are mailed to holders of our ADSs which reflect their ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements mailed out which reflect your ownership of ADSs.

The depositary’s office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY, 10005-1401.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as exhibit 4.3 to the registration statement on Form F-1/A filed by us with the SEC on November 6, 2014. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share dividends and other distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, withdrawal and cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named in the applicable prospectus supplement to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with an offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares, or

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

•	to receive any notice or to act in respect of other matters

all subject to the provisions of the deposit agreement.

Voting rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For notices of annual general meetings and other shareholders meetings, the depositary generally requires advance notices from us at least 35 days prior to the respective meetings. See “Description of Share Capital—Common Shares—General Meeting of Shareholders” for details of timelines for notice of general meetings. For your instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and other communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to U.S.$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•	a fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any laws or regulations relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations (which charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary. and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, recapitalizations and mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADRs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell any securities or property received and distribute the proceeds as cash; or

(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Limitations on obligations and liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extra common services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or the company directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary or when reasonably requested by us in order to enable us to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of shares and (ii) deliver shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs or shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until such shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary in any competent court in the British Virgin Islands, Hong Kong, the People’s Republic of China and/or the United States or through the commencement of an English language arbitration either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

Taxation

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or common shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or common shares, such as the tax consequences under U.S. state, local and other non-income tax laws and tax laws of jurisdiction other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption “—PRC taxation” constitute the opinion of Grandall Law Firm (Shanghai), our PRC counsel. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption “—United States federal income taxation” constitute the opinion of O’Melveny & Myers LLP, our special U.S. counsel, as to the material United States federal income tax consequences of an investment in the ADSs or common shares.

Cayman Islands taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties applicable to payments made to or by us. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC taxation

The EIT Law which became effective on January 1, 2008, as well as its Implementing Rules, provides that enterprises established outside China whose “de facto management bodies” are located in China are considered PRC “resident enterprises” for PRC enterprise income tax purposes. If the PRC tax authorities determine that we should be treated as a “resident enterprise” for PRC enterprise income tax purposes, we will be subject to PRC enterprise income tax at a rate of 25% on our worldwide income. Such classification could result in unfavorable tax consequences to us and our non PRC shareholders and subject our non PRC shareholders to PRC withholding tax on dividends paid by us to our non PRC shareholders and on gain from the transfer of our common shares or ADSs. See discussion of risks set forth under the heading “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—We may be classified as a ‘resident enterprise’ for PRC enterprise income tax purpose;such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on April 27, 2017.

Separately, we are a holding company incorporated in the Cayman Islands, which directly and indirectly holds our subsidiaries in the PRC and we derive our income from these subsidiaries. Under the EIT Law and its Implementation Rules that became effective on January 1, 2008, a PRC withholding tax at the rate of 10% is applicable to dividends payable to investors that are “non resident enterprises”, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but have income not effectively connected with such establishment or place of business, to the extent such dividends are considered to be PRC source income, unless otherwise reduced or exempted by relevant tax treaties or similar tax arrangements. In addition, according to the Mainland China and Hong Kong Tax Arrangement, a company incorporated in Hong Kong, such as our wholly owned Hong Kong subsidiaries, eHi Hong Kong and L&L, will be subject to PRC withholding tax at a reduced rate of 5% on dividends it receives from its PRC subsidiaries if it holds a 25% or more interest in such PRC subsidiaries, or 10% if it holds less than a 25% interest in such subsidiaries. However, the SAT promulgated a tax notice on October 27, 2009, Circular 601, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance, and a beneficial ownership analysis will be used based on a “substance over the form” principle to determine whether or not to grant tax treaty benefits. It is unclear whether Circular 601 applies to dividends from our PRC subsidiaries paid to us through our Hong Kong subsidiaries. It is possible that under Circular 601, eHi Hong Kong and L&L would not be considered as the “beneficial owner” of any such dividends, and that such dividends would as a result be subject to withholding income tax at the rate of 10% rather than the 5% rate applicable under the Mainland China and Hong Kong Tax Arrangement. Our PRC subsidiaries have not paid any dividends, and do not currently plan to pay dividends in the foreseeable future, to our company and our Hong Kong subsidiaries. See discussion of risks set forth under the heading “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The EIT Law will affect tax exemptions on the dividends we receive and we may not be able to obtain certain treaty benefits on such dividends.”

United States federal income taxation

The following summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our ADSs or common shares by U.S. Holders (as defined below). This discussion does not address any aspect of U.S. federal gift or estate tax, the Medicare tax on net investment income, the alternative minimum tax or the state, local or non-U.S. tax consequences of an investment in our ADSs or common shares. This discussion applies to U.S. Holders who beneficially own our ADSs or common shares as capital assets for U.S. federal income tax purposes. This discussion does not apply to U.S. Holders who are a member of a class of holders subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	banks or other financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or persons holding ADSs or common shares through any such entities;

•	regulated investment companies or real estate investment trusts;

•	persons that hold ADSs or common shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•	U.S. expatriates;

•	persons whose “functional currency” is not the U.S. dollar; or

•	persons who actually or constructively own 10% or more of the total combined voting power of all classes of our shares (including ADSs and common shares) entitled to vote.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations promulgated thereunder, published rulings, court decisions and the income tax treaty between the United States and PRC, or the “Treaty”, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

Prospective investors are urged to consult their own tax advisor concerning the particular U.S. federal income tax consequences to them of the purchase, ownership and disposition of our ADSs or common shares, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

For purposes of the U.S. federal income tax discussion below, you are a “U.S. Holder” if you beneficially own ADSs or common shares and are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

For U.S. federal income tax purposes, income earned through a U.S. or non-U.S. partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds ADSs or common shares, the tax treatment of the holder will generally depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity.

The discussion below assumes that each representation contained in the deposit agreement is true and that each obligation under the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, for U.S. federal income tax purposes, you generally will be treated as the owner of the underlying common shares represented by such ADSs. Accordingly, the conversion of ADSs into common shares will not be subject to U.S. federal income tax.

Dividends on ADSs or common shares

Subject to the “—Passive foreign investment company” discussion below, the gross amount of any cash distributions you receive on your ADSs or common shares (including amounts withheld to reflect PRC withholding taxes, if any) will generally be includible in your gross income on the day you actually or constructively receive such income as dividend income if the distributions are made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution paid on our ADSs or common shares, if any, will generally be treated as a dividend for U.S. federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced U.S. federal income tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC (as defined below) for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Under current IRS guidance, our ADSs should be considered readily tradable on the NYSE, which is an established securities market in the United States, for as long as the ADSs continue to be listed on such exchange. Thus, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rate. Since we do not expect that our common shares will be listed on established securities markets, it is unclear whether dividends that we pay on our common shares that are not backed by ADSs currently meet the conditions required for the reduced tax rate. There can be no assurance that our ADSs will continue to be considered readily tradable on an established securities market in later years.

In the event that we are deemed to be a PRC tax “resident enterprise” and are liable to pay tax under the PRC EIT Law, although no assurance can be given, we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our common shares, regardless of whether such shares are represented by the ADSs, would generally be eligible for the reduced rate of taxation applicable to qualified dividend income whether or not such shares are readily tradable on an established securities market in the United States. Dividends received on the ADSs or common shares will not be eligible for the dividends received deduction allowed to corporations. You are advised to consult your own tax advisor regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our ADSs or ordinary shares.

Dividends generally will constitute foreign source passive income for purposes of the U.S. foreign tax credit rules. In the event that we are deemed to be a PRC tax “resident enterprise” under the PRC EIT Law, you may be subject to PRC withholding taxes on dividends paid on our ADSs or common shares. See “—PRC taxation”. You may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of PRC withholding taxes imposed on dividends received on ADSs or common shares. The rules governing the foreign tax credit are complex. You should consult your own advisor as to your ability, and the various limitations on your ability, to claim foreign tax credits in connection with the receipt of dividends.

Sale or other dispositions of ADSs or common shares

Subject to the “—Passive foreign investment company” discussion below, when you sell or otherwise dispose of ADSs or common shares, you will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in the ADSs or common shares. Your adjusted tax basis will generally equal the amount you paid for the ADSs or common shares. Any gain or loss you recognize will be long term capital gain or loss if your holding period in our ADSs or common shares is more than one year at the time of disposition and generally will be U.S. source gain or loss for U.S. foreign tax credit purposes. If you are a non-corporate U.S. Holder, including an individual, any such long term capital gain will be taxed at preferential rates. Your ability to deduct capital losses will be subject to various limitations. In the event that we are treated as a PRC tax “resident enterprise” under the PRC EIT Law and gain from the disposition of the ADSs or common shares is subject to tax in PRC, if you are eligible for the benefits of the Treaty you may elect to treat the gain as PRC source income for U.S. foreign tax credit purposes. See “—PRC taxation”. You should consult your own tax advisor regarding eligibility for benefits under the Treaty and the creditability of any PRC tax on disposition gains in your particular circumstances.

Passive foreign investment company

If we are a passive foreign investment company or “PFIC” in any taxable year in which you hold our ADSs or common shares, as a U.S. Holder, you would generally be subject to adverse U.S. tax consequences, in the form of increased tax liabilities and special U.S. tax reporting requirements.

In general, we will be classified as a PFIC in any taxable year if either: (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets or (b) 75% or more of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For purposes of these tests, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the first test: (a) any cash and cash invested in short term, interest bearing, debt instruments, or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income and (b) the total value of our assets is calculated based on our market capitalization.

Based on the projected composition of our income and valuation of our assets, including goodwill, we do not expect to be a PFIC for our current taxable year or in the foreseeable future. Despite our expectation, there can be no assurance that we will not be a PFIC in 2017 or any future taxable year as PFIC status is tested each taxable year and will depend on the composition of our assets and income in such taxable year. In particular, in determining the average percentage value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to our market capitalization (the sum of the aggregate value of our outstanding equity) plus our liabilities. Therefore, a drop in the market price of our common shares and associated decrease in the value of our goodwill would cause a reduction in the value of our non-passive assets for purposes of the PFIC determination. Accordingly, we would likely become a PFIC if our market capitalization were to decrease significantly while we hold substantial cash and cash equivalents. Our special U.S. counsel expresses no opinion with respect to our expectations contained in this paragraph.

If we were a PFIC for any taxable year during which you held ADSs or common shares, certain adverse U.S. federal income tax rules would apply. You would generally be subject to additional taxes and interest charges on certain “excess” distributions we make and on any gain realized on the disposition or deemed disposition of your ADSs or common shares, regardless of whether we continue to be a PFIC in the year in which you receive an “excess” distribution or dispose of or are deemed to dispose of your ADSs or common shares. Distributions in respect of your ADSs or common shares during a taxable year would generally constitute “excess” distributions if, in the aggregate, they exceed 125% of the average amount of distributions in respect of your ADSs or common shares over the three preceding taxable years or, if shorter, the portion of your holding period before such taxable year.

To compute the tax on “excess” distributions or any gain, (a) the “excess” distribution or the gain would be allocated ratably to each day in your holding period, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to other taxable years would be taxable at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate for underpayment of taxes for any period described under (c) above would be imposed on the resulting tax liability portion of the “excess” distribution or gain that is allocated to such period. In addition, if we were a PFIC, no distribution that you receive from us would qualify for taxation at the preferential rate discussed in the “—Dividends on ADSs or common shares” section above.

If we were a PFIC in any taxable year during which you held our ADSs or common shares, under certain attribution rules, you would be deemed to own your proportionate share of lower-tier PFICs, and would be subject to U.S. federal income tax on (a) a distribution on the shares of a lower-tier PFIC and (b) a disposition of shares of a lower-tier PFIC, both as if you directly held the shares of such lower-tier PFIC.

If we were a PFIC in any year, you would generally be able to avoid the “excess” distribution rules described above by making a timely so called “mark to market” election with respect to your ADSs provided our ADSs are “marketable.” Our ADSs will be “marketable” as long as they remain regularly traded on a national securities exchange, such as the NYSE. If you make a mark-to-market election for the ADSs, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ADSs. Any ordinary income resulting from this election would generally be taxed at ordinary income rates and would not be eligible for the reduced rate of tax applicable to qualified dividend income. Any ordinary losses would be limited to the extent of the net amount of previously included income as a result of the mark to market election, if any. Your basis in the ADSs would be adjusted to reflect any such income or loss. Gain on the sale or other disposition of the ADSs would be treated as ordinary income, and loss on the sale or other disposition of the ADSs or common shares would be treated as ordinary loss but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The mark-to-market election will not be available for any lower tier PFIC that is deemed owned pursuant to the attribution rules discussed above. We do not intend to provide you with the information you would need to make or maintain a “Qualified Electing Fund” election and you will, therefore, not be able to make or maintain such an election with respect to your ADSs or common shares.

You are is advised to consult your own tax advisor regarding the potential tax consequences to you if we are or become classified as a PFIC, including the possibility of making a mark-to-market election.

Information reporting and backup withholding

In general, dividend payments with respect to the ADSs or common shares and the proceeds received on the sale or other disposition of ADSs or common shares that are made within the United States or through certain U.S. related intermediaries will be subject to information reporting to the IRS and to backup withholding (currently imposed at a rate of 28%). Backup withholding will not apply, however, if you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with the applicable backup withholding rules. To establish your status as an exempt person, you will generally be required to provide certification on IRS Form W-9. Any amounts withheld from payments to you under the backup withholding rules that exceed your U.S. federal income tax liability will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS.

Certain U.S. Holders holding the ADSs or common shares other than in an account at a U.S. financial institution are subject to reporting requirements and need to provide any additional information the U.S. Treasury may require in the future.

PROSPECTIVE INVESTORS OF OUR ADSs OR COMMON SHARES SHOULD CONSULT WITH THEIR OWN TAX ADVISOR REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM PURCHASING, HOLDING OR DISPOSING OF OUR ADSs OR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND INCLUDING ESTATE, GIFT AND INHERITANCE LAWS.

Selling Shareholders

This prospectus also relates to the possible resale by certain of our shareholders, who we refer to in this prospectus as the "selling shareholders," of up to an aggregate of 20,000,000 Class A common shares, including (i) Class A common shares that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part, (ii) rights to Class A common shares represented by ADSs that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part, and (iii) Class A common shares issuable upon conversion of Class B common shares that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part.

The selling shareholders originally acquired the Class A common shares, Class B common shares and ADSs representing rights to Class A common shares upon the completion of (i) our initial public offering in November 2014, at which time certain classes of our redeemable preferred shares held by the selling shareholders prior to our initial public offering were converted to Class B common shares, and (ii) our private placement which was closed in May and June 2015, respectively, pursuant to the Securities Purchase Agreement dated May 22, 2015 entered into among us and certain investors. Class B common shares will automatically convert into the same number of Class A common shares (i) if the total number of the issued and outstanding Class B common shares is less than 5% of the total number of issued and outstanding common shares, in which case all Class B common shares will be converted, or (ii) upon any transfer of Class B common shares by a holder thereof to any person or entity which is not an affiliate of the original holder, in which case only the Class B common shares transferred will be converted. See "Description of Share Capital—Common Shares—Conversion."

Information about the selling shareholders, where applicable, including their identities, the number of Class A common shares, Class B common shares, Class A common shares underlying our ADSs, as well as of such ADSs, owned by each selling shareholder prior to the offering, the maximum number of such securities to be offered by each selling shareholder and the number of such securities to be owned by each selling shareholder after completion of the offering, will be set forth in an applicable prospectus supplement that we file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

The selling shareholders may not sell any of these securities pursuant to this prospectus until we have identified such selling shareholders and the securities being offered for resale by such selling shareholders in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of such securities owned by them pursuant to any available exemption from the registration requirements of the Securities Act.

Plan of Distribution

We and the selling shareholders may sell the securities described in this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The applicable prospectus supplement will include the following information, if applicable:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any offering price to the public;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sales Through Underwriters or Dealers

If underwriters are used in the sale of any of the securities, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The applicable prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we and/or any selling shareholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We and the selling shareholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling shareholders. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Stabilization and Other Transactions

Any underwriter that we and the selling shareholders use in the sale of offered securities may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We and/or the selling shareholders may enter into derivative transactions with third parties involving the securities described in this prospectus. These derivatives may consist of short sale transactions and other hedging activities. These third parties may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the third parties. The third parties may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The third parties may also use the securities purchased or borrowed from us, the selling shareholders or others (or, in the case of derivatives, securities received from us or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

Subscription Offerings

Direct sales to investors or our shareholders may be accomplished through subscription offerings or through subscription rights distributed to shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through subscription rights, the subscription rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration.

Electronic Auctions

We and the selling shareholders may also make sales through the Internet or through other electronic means. Since we and the selling shareholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in the applicable prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

We and/or the selling shareholders may have agreements with any agents, underwriters or dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Legal matters

The validity of the ADSs and certain other legal matters as to the United States federal and New York law in connection with the securities described in this prospectus will be passed upon for us by O’Melveny & Myers LLP. The validity of the common shares represented by the ADSs described in this prospectus and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Grandall Law Firm (Shanghai). O’Melveny & Myers LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Grandall Law Firm (Shanghai) with respect to matters governed by PRC law.

Experts

The consolidated financial statements incorporated in this prospectus by reference to eHi Car Services Limited’s Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11/F, PricewaterhouseCoopers Center 202 Hu Bin Road, Shanghai, China.

Where you can find additional information

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The information contained on, or linked from, our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus or in any incorporated document. You should not assume that information in any document incorporated by reference into this prospectus or any accompanying prospectus supplement is current as of any date other than the date of that document. This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 filed on April 27, 2017;

•	Our Reports on Form 6-K, filed with the SEC on June 30, 2017, August 3, 2017 (relating to unaudited interim condensed consolidated financial statements as of March 31, 2017 and for the three months ended March 31, 2016 and 2017), August 3, 2017 (relating to pricing of the 2022 Notes), August 14, 2017 and August 28, 2017 (relating to the unaudited condensed consolidated balance sheets as of June 30, 2017 and unaudited condensed consolidated statements of comprehensive income (loss) for the six months ended June 30, 2016 and 2017 on pages 7 and 8 in exhibit 99.1 only); and

•	The description of our share capital and our ADSs contained in our registration statement on Form 8-A (File No. 001-36731), filed with the SEC on November 6, 2014.

We will also incorporate by reference any future documents filed with the SEC under the Exchange Act after (i) the date of the initial registration statement and prior to the effectiveness of the registration statement and (ii) the date of this prospectus. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. For the avoidance of doubt, we will not incorporate by reference any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed, unless we explicitly incorporate by reference the specific document. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and Reports on Form 6-K containing our quarterly earnings releases and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

eHi Car Servces Limited

Unit 12/F, Building No. 5, Guosheng Center, 388 Daduhe Road

Shanghai, 200062

The People’s Republic of China

Tel: +86 (21) 6468-7000 ext. 8742

Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

Part II

Information not required in prospectus

Item 8.	Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. We have adopted an amended and restated articles of association that provides that all our directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in connection with the execution or discharge of their duties, powers, authorities or discretions as a director or officer, unless such losses or liabilities were due to the willful misconduct of such director or officer.

Pursuant to indemnification agreements, the form of which was filed as Exhibit 10.1 to our registration statement on Form F-1 filed with the SEC on October 3, 2014, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of any underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of the registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits.

Exhibit Index

Exhibit Number	Description of Document
1.1†	Form of underwriting agreement

4.1*	Registrant’s Form of American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Common Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1/A, as amended (File No. 333-199150), initially filed with the Securities and Exchange Commission on November 3, 2014)

4.3*	Form of Deposit Agreement among the Registrant, the depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1/A, as amended (File No. 333-199150), initially filed with the Securities and Exchange Commission on November 6, 2014)

4.4*	Third Amended and Restated Investors’ Rights Agreement dated December 11, 2013 among the Registrant and its shareholders (incorporated herein by reference to Exhibit 4.4 to the registration statement on Form F-1 (File No. 333-199150), initially filed with the Securities and Exchange Commission on October 3, 2014)

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of common shares being registered

8.1	Opinion of O’Melveny & Myers LLP regarding certain U.S. tax matters

8.2	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.3	Opinion of Grandall Law Firm (Shanghai) regarding certain PRC tax matters

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 8.1)

23.4	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

†	To be filed in connection with an offering of the securities.

*	Previously submitted.

Item 10.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, the People’s Republic of China, on September 6, 2017.

eHi Car Services Limited

By:	/s/ Ray Ruiping Zhang
	Name:	Ray Ruiping Zhang
	Title:	Chairman, Chief Executive Officer

Power of Attorney

Each person whose signature appears below constitutes and appoints each of Ray Ruiping Zhang and Colin Chitnim Sung as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including posteffective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following on September 6, 2017.

Signature	Title

/s/ Ray Ruiping Zhang
Name: Ray Ruiping Zhang	Chairman, Chief Executive Officer

/s/ Gregory Robert Stubblefield
Name: Gregory Robert Stubblefield	Director

/s/ Gang Chen
Name: Gang Chen	Director

/s/ Qian Miao
Name: Qian Miao	Director

/s/ Andrew Xuefeng Qian
Name: Andrew Xuefeng Qian	Director

/s/ David Jian Sun
Name: David Jian Sun	Director

/s/ Ronald Myers
Name: Ronald Myers	Director

/s/ Colin Chitnim Sung
Name: Colin Chitnim Sung	Chief Financial Officer (Principle financial and accounting officer)

/s/ Giselle Manon
Name: Giselle Manon	Authorized U.S. Representative
Title: Service of Process Officer	on behalf of Law Debenture Corporate Services Inc.

Signature of Authorized Representative of the Registrant

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of eHi Car Services Limited, has signed this registration statement in the City of New York, State of New York, on September 6, 2017.

Authorized U.S. Representative

By:	/s/ Giselle Manon
	Name:	Giselle Manon
	Title:	Service of Process Officer

Exhibit Index

Exhibit Number	Description of Document
1.1†	Form of underwriting agreement

4.1*	Registrant’s Form of American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Common Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1/A, as amended (File No. 333-199150), initially filed with the Securities and Exchange Commission on November 3, 2014)

4.3*	Form of Deposit Agreement among the Registrant, the depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1/A, as amended (File No. 333-199150), initially filed with the Securities and Exchange Commission on November 6, 2014)

4.4*	Third Amended and Restated Investors’ Rights Agreement dated December 11, 2013 among the Registrant and its shareholders (incorporated herein by reference to Exhibit 4.4 to the registration statement on Form F-1 (File No. 333-199150), initially filed with the Securities and Exchange Commission on October 3, 2014)

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of common shares being registered

8.1	Opinion of O’Melveny & Myers LLP regarding certain U.S. tax matters

8.2	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.3	Opinion of Grandall Law Firm (Shanghai) regarding certain PRC tax matters

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 8.1)

23.4	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

†	To be filed in connection with an offering of the securities.

*	Previously submitted.